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                                                                     EXHIBIT 1.1

                  TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.
                              Publicly-held Company
            CNPJ/MF N(0)02.558.132/0001-69 / NIRE N(0)53.30000.580-0

                                     BYLAWS

                                    CHAPTER I

                         CHARACTERISTICS OF THE COMPANY

ARTICLE 1. TELE CENTRO OESTE CELULAR PARTICIPACOES S/A is a joint stock corporation controlling the following personal mobile service ("PMS") carriers:
TELEGOIAS CELULAR S/A, TELEMS CELULAR S/A, TELEMAT CELULAR S/A, TELEACRE CELULAR S/A TELERON CELULAR S/A, and NBT-NORTE BRASIL TELECOM S.A.

ARTICLE 2. The Company's purposes are:
I - to exercise control over the Personal Mobile Service carriers;

II - to promote, through controlled or subsidiary companies, the expansion and implementation of mobile telephone services, in the concession areas of its respective controlled companies;

III - to promote, carry out or guide the raising of foreign or domestic funds to be invested by the Company or by its controlled companies;

IV - to promote and stimulate study and research activities for the development of the telecommunications industry, including, however without limitation, the mobile telephone industry;

V - to perform, either directly or through its controlled or subsidiary companies, technical and consulting services concerning the telecommunication, Internet, information technology, financial and investor relations areas;

VI - to promote, stimulate and coordinate, either directly or through its controlled or subsidiary companies, the formation and training of the staff necessary for the telecommunications industry, including, however without limitation, the mobile telephone industry;

VII - to import and export of goods and services, either directly or through third parties, for its controlled and subsidiary companies;

VIII - to provide telecommunications services and related activities, including, however without limitation, cellular mobile service, personal mobile service, specialized limited service, specialized mobile service, multimedia communication service, fixed line switched telephone services, and global mobile service using non-geostationary satellite;

IX - to market foreign satellite capacity in Brazil and to exploit Brazilian satellite capacities for conveyance of telecommunications signals;

X - to provide value-added services, including, however without limitation, to Internet access services, using fixed-line and cellular telephone line networks, cable TV networks, wireless and private lines, among other networks;

XI - to provide telecommunications capacity, means, and services to companies holding authorizations, permits or concessions for exploitation of telecommunications services and to providers of value-added services;

XII - to hold interests in the capital stock of other companies, either commercial or non-commercial, as shareholder, quotaholder, or partner, as well as in consortia;

XIII - to perform other activities related to its corporate purposes.



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ARTICLE 3. The Company has its head-office and jurisdiction in the Federal
District of Brazil, and by decision of its Executive Committee, may establish or close branches, agencies, offices, departments and representation offices anywhere in Brazil and abroad.

ARTICLE 4. The Company is organized for an indefinite period of time.

                                   CHAPTER II

                                  CAPITAL STOCK

ARTICLE 5. The Company's subscribed and fully paid-in Capital Stock is seven hundred and forty-five million, four hundred and thirty-three thousand, six hundred reais and twenty-eight cents (R$745,433,600.28), divided into three hundred and seventy-nine billion, two hundred million, thirty-six thousand, five hundred and eighty-two (379,200,036,582) shares, of which one hundred and twenty-six billion, four hundred and thirty-three million, three hundred and thirty-eight thousand, one hundred and nine (126,433,338,109) are common shares and two hundred and fifty-two billion, seven hundred and sixty-six million, six hundred and ninety-eight thousand, four hundred and seventy-three (252,766,698,473) are preferred shares, all of them book-entry shares, with no face value.1

ARTICLE 6. The Company is authorized to increase its capital stock, upon resolution of its Board of Directors, up to the limit of seven hundred billion (700,000,000,000) common or preferred shares.

SOLE PARAGRAPH. Within the limit of the authorized capital stock set forth in the head paragraph of this Article, the Board of Directors of the Company may approve the granting of a share purchase option to its officers, employees, and to any natural person rendering services to the Company or to its controlled companies.

ARTICLE 7. The capital stock is represented by common shares and preferred shares, with no par value, and no requirement exists as to keeping any proportion between the number of common and preferred shares upon increases of capital stock, with due regard to legal and statutory provisions.

ARTICLE 8. By resolution of the Board of Directors, (i) preemptive rights may be excluded upon the issuance of shares, debentures convertible into shares, and warrants the placement of which is carried out by:

I - public subscription or sale at a Stock Exchange;

II - exchange for shares in a public offering for acquisition of stock control, under the terms of articles 257 and 263 of Law number 6404/76; and

III - use of tax incentives, as provided for in specific laws.

ARTICLE 9. Each common share entitles the holder thereof to one vote in the Shareholders' Meetings.

ARTICLE 10. Preferred shares have no voting rights, except in the cases provided for in the sole paragraph of art. 12 hereof, and are assured priority upon reimbursement of capital, with no premium, and upon payment of non-cumulative, minimum dividends, equal to: (a) of six percent



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(1) The Meeting of the Board of Directors held on 3.30.2004 approved, among its agenda, an increase in the capital stock; therefore, at the next first Special Meeting of Shareholders to occur, the shareholders must ratify the following wording: "Art. 5 - The Company's subscribed and fully paid-in Capital Stock is seven hundred and sixty-four million, five hundred and eleven thousand, one hundred and fifty-six reais and twenty cents (R$764,511,156.20), divided into three hundred and eighty-one billion, four hundred and forty-seven million, ninety-eight thousand, five hundred and twenty-eight (381,447,098,528) shares, of which one hundred and twenty-eight billion, six hundred and eighty million, four hundred thousand, and fifty-five (128,680,400,055) are common shares and two hundred and fifty-two billion, seven hundred and sixty-six million, six hundred and ninety-eight thousand, four hundred and seventy-three (252,766,698,473) are preferred shares, all of them book-entry shares, with no face value.



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(6%) per annum on the amount resulting from the division of the subscribed capital for the total number of shares of the Company; and (b) three per cent of the net asset value per share, whichever is greater.

SOLE PARAGRAPH - Preferred shares will be granted full voting rights in the event the Company shall fail to pay the minimum dividends to which they are entitled for three (3) consecutive fiscal years, which right they shall retain until such dividends are paid.

ARTICLE 11. Company's shares shall be of book-entry type, shall be held in a depositary account with a financial institution, on behalf of the holders thereof, with no issuance of certificates.

                                   CHAPTER III

                             SHAREHOLDERS' MEETINGS

ARTICLE 12. In addition to the powers granted to it by law, the General Shareholders' Meeting shall have the private duty of previously approving the execution of any long-term agreements between the Company or its controlled companies, on the one part, and the controlling shareholder or controlled companies, affiliates, companies subject to common control or controlling the latter, or which are otherwise related parties of the Company, on the other part, except where such agreements are subject to uniform clauses.

SOLE PARAGRAPH. Without prejudice to the provisions of Paragraph One of Article 115 of Law No. 6.404/76, the holders of preferred shares shall be entitled to voting rights in resolutions of the general Meeting referred to in the head paragraph of this articles, as well as in those resolutions related to amendment or revocation of the following provisions of these Bylaws:

I - head paragraph of Article 12;

II - sole paragraph of Article 13; and

III - Article 37.

ARTICLE 13. The General Shareholders' Meetings shall be called by Board of Directors, the Chairman of the Board of Directors having the duty of consubstantiating such act, or as provided for in the sole paragraph of art. 123 of Law no. 6404/76.

SOLE PARAGRAPH. In the cases provided for in Article 136 of Law No. 6.404/76, the first call notice for the General Shareholders' Meetings shall be published at least thirty (30) days in advance and the second call notice shall be published at least ten (10) days in advance.

ARTICLE 14. The General Shareholders' Meetings shall be convened by the Chairman of the Board of Directors, who shall preside over the meeting and appoint the secretary.

ARTICLE 15. Minutes shall be drawn-up concerning the businesses and resolutions made by the General Meeting, which shall be signed by the chairman and the secretary, as well as by the shareholders present to the meeting, representing at least the required majority for the resolutions to be made.

PARAGRAPH ONE. Save as otherwise decided by the Chairman of the Meeting, the referred shall be drawn-up as a summary of the facts, including any dissensions and protests.

PARAGRAPH TWO. Save as otherwise decided by the Meeting, the minutes shall be published with omission of the shareholders' signatures.

                                   CHAPTER IV

                               COMPANY MANAGEMENT

ARTICLE 16. The Company shall be managed by the Board of Directors and by the Executive Committee.



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                                    SECTION I

                             THE BOARD OF DIRECTORS

ARTICLE 17 The Board of Directors shall perform the following duties, in addition to the responsibilities provided for in Article 142 of the Brazilian Corporations Act:

I -  approve and amend the internal bylaws of the Board of Directors;

II - resolve as to the issuance of shares by the Company, involving capital increase, within the limit of the authorized capital, defining the terms and conditions of such issuance;

III - resolve as to the issuance of warrants and to the issuance of simple, unsecured debentures, non convertible into shares;

IV - resolve, by delegation of the General Shareholders' Meeting, as to following aspects upon issuance of debentures by the Company: (i) timing of the issuance, (ii) time and maturity, amortization or redemption terms, (iii) time and interest payment, profit sharing and reimbursement premium terms, if any,
(iv) form of subscription or placement, and (v) type of debentures;

V - resolve as to the issuance of promissory notes for public distribution ("Commercial Papers") and as to the submission of the Company's shares to a depositary system for trading of the respective certificates ("Depositary Receipts");

VI - authorize the acquisition of shares issued by the Company, for cancellation or custody in Treasury for subsequent sale;

VII - authorize the sale of fixed assets, the creation of in rem guarantees and the granting of guarantees of third parties obligations, in an amount greater than three hundred million Reais (R$ 300,000,000.00);

VIII - approve the assumption of any obligation not provided for in the Company's budget for an amount greater than three hundred million Reais (R$ 300,000,000.00)

IX - authorize the execution of agreements not provided for in the Company's budget, for an amount greater than three hundred million Reais (R$ 300,000,000.00);

X - approve investments and acquisition of assets not provided for in the Company's budget, for an amount greater than three hundred million Reais (R$ 300,000,000.00);

XI - authorize the acquisition of equity interest on a permanent basis in other companies in an amount greater than three hundred million Reais (R$ 300,000,000.00), not provided for in the Company's budget and the encumbrance or sale of equity interests;

XII - approve the distribution of interim dividends;

XIII - select or remove the independent auditors, with due regard to the provisions of paragraph 2 of article 142 of the Corporations Law; and

XIV - appoint or remove the internal auditors, the General Secretary and the General Counsel;

ARTICLE 18. The Board of Directors shall comprise at least three (3) and at most twelve (12) members, all of them shareholders of the Company, who may be elected to and removed from the board by a General Shareholders' Meeting, including in such number the members of the Board elected by the minority shareholders, if any, with due regard, concerning the number of members established in this article, to the provisions in paragraph 7 of article 141 of the Corporations Act.



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SOLE PARAGRAPH. The members of the Board of Directors shall be elected by the
General Shareholders' Meeting for a term of three fiscal years, a fiscal year being considered as the period of time between two General Shareholders' Meetings.

ARTICLE 19. The Board of Directors shall appoint, from among its members, the Chairman and the Vice-Chairman of the Board.

PARAGRAPH ONE. In the event of a vacant position in the board of directors, a substitute will be appointed by the remaining members of the board to complete the unexpired term of office or until a general meeting is held for election of the substitute. In the event of vacancy in the majority of the positions in the Board of Directors, as set forth in Article 18 above, a General Shareholders' Meeting shall be called for the election of new Directors.

PARAGRAPH TWO. In the event of impediment or absence of the Chairman of the Board of Directors, he/she shall be replaced by the Vice-Chairman. In the absence of the Vice-Chairman, the Chairman shall be replaced by another member of the Board appointed by said Board.

PARAGRAPH THREE. In the event of impediment or absence of any other member of the Board of Directors, the member thus impeded or absent may appoint his/her substitute, in writing, from among the other members of the Board of Directors, to represent him/her and make resolutions at the meeting to which he/she is not able to attend.

ARTICLE 20. The Board of Directors shall meet, on a regularly basis, once every three months and, on a special basis, whenever called by the Chairman or by two members of the Board, and their decisions shall be recorded in the respective minutes.

PARAGRAPH ONE. Regardless of any formalities, a meeting of the Board of Directors will be deemed as a regular meeting if all members of the Board are present.

PARAGRAPH TWO. Members of the Board of Directors may take part in any meeting of said Board through conference call, video conference or any other means allowing all of the Directors to see and hear each other and, in such case, they shall be deemed to have attended the same and shall confirm their vote by a written statement sent to the Chairman of the Board by mail or fax, promptly after the meeting. The resolutions taken in said meetings shall be confirmed at the next first meeting of the Board of Directors, which is physically attended by its members.

ARTICLE 21. Decisions by the Board of Directors will be made by absolute majority of votes given by elected members of the Board. The Chairman of the Board shall record the required acts intended for confirming such decisions, when applicable.

                                   SECTION II

                             THE EXECUTIVE COMMITTEE

ARTICLE 22. The Executive Committee shall comprise eight (8) members, whether shareholders or not, and who are residents in Brazil, elected by the Board of Directors, to fill the following positions:

a) Chief Executive Officer;
b) Executive Vice President of Operations;
c) Executive Vice President of Finance, Planning and Control;
d) Executive Vice President of Marketing and Innovation;
e) Vice President of Technology and Networks;
f) Vice President of Compliance and Institutional Relations;
g) Vice President of IT and Products and Services Engineering; and
h) Vice President of Customers.

SOLE PARAGRAPH - One same Executive Officer may be elected to perform the duties of more than one office in the Executive Committee, the members of the Executive Committee not to comprise the Board of Directors.

ARTICLE 23. The Executive Committee is elected for a term of office of three (3) fiscal years.



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SOLE PARAGRAPH. For the purposes of this Article, a fiscal year is considered to be the period of time between two General Shareholders' Meetings.

ARTICLE 24. In the event of absences or temporary impediments, the Chief Executive Officer shall be replaced by the Executive Vice-President for Finance, Planning and Control. In the event of any vacancy in an Executive Committee office, the relevant substitution shall be decided by the Board of Directors; in case of impediment, the Chief Executive Officer shall appoint the substitute of the impeded Executive Officer from among the other Executive Officers.

ARTICLE 25. The Executive Committee is the competent body for active and passive representation of the Company, with the body and its members performing all the acts that are necessary and convenient for the management of corporate business. It is incumbent upon the Executive Committee, collectively, without limitation, to perform the following acts:

I. propose to the Board of Directors the Company's general plans and programs, specifying the investment plans for expansion of the operating plant;

II. authorize, within the limits established in these By-Laws, the sale or encumbrance of fixed assets, the creation of in rem guarantees and the granting of guarantees of third parties' obligations;

III. prepare the financial statements, the results for the fiscal year and the dividend distribution proposal, including interim dividends, as well as the application of the surplus, to be submitted for examination by the Audit Committee, by the Independent Auditors and by the Board of Directors;

IV. whenever applicable, perform the following acts, within the limits set in these By-Laws: (a) to ratify the purchase of materials and equipment and the contracting of assets, construction and services; (b) ratify the sale of current assets; and (c) authorize the contracting by the Company of financing and loans;

V. approve the execution of other agreements not mentioned above, within the limits of its duties.

Paragraph One - The resolutions of the Executive Committee shall be taken by majority vote, provided the majority of its members is present.

Paragraph Two - With due regard to the provisions of these By-Laws, in order to bind the Company it is necessary to obtain (i) the joint signature of two (2) Executive Officers, except in emergency situations, when the individual signature of the Chief Executive Officer or, in his absence or temporary impediment, of the Executive Vice-President for Finance, Planning and Control, shall be permitted, in any event subject to approval by the Executive Committee;
(ii) the signature of one (1) Executive Officer jointly with one (1) Attorney-in-Fact; or (iii) the signature of two (2) Attorneys-in-Fact jointly, provided they are vested with specific powers.

Paragraph Three - Powers of attorney granted in the name of the Company shall always be executed by two (2) Executive Officers and must specify the powers granted and, except for those granted for legal purposes, must have a maximum effective term of one (1) year.

ARTICLE 26. The following are the specific incumbencies of each member of the Executive Committee:

I- CHIEF EXECUTIVE OFFICER:

a) to follow up on and supervise the implementation of the resolutions of the General Shareholders' Meetings and the Board of Directors;

b) to follow up on and supervise the implementation of the Company's strategic policy;



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c) to coordinate and supervise the duties of the other Statutory Officers, representing the Executive Committee at the General Shareholders' Meeting and before the Board of Directors;

d) to coordinate the legal matters and ordinary relations with government authorities, through the General Secretary and the General Counsel;

e) to coordinate and follow up on human resources issues, through the Human Resources Department;

f) to coordinate and follow up on corporate communication issues, through the Institutional Communication Department;

g) to coordinate and follow up on internal audit issues, through the Audit Department;

h) to coordinate and follow up funds issues, through the General Funds
Department.

II - EXECUTIVE VICE-PRESIDENT FOR OPERATIONS:

a) to identify the needs of customers segments;

b) to carry out the sale of products and services;

c) to manage and develop sale channels (ex.: own stores, resale, reload and retail networks);

d) to develop and deploy merchandising actions and cooperative advertising;

e) to manage relationships with customers;

f) to identify the needs of the customers segments;

g) to negotiate specific proposals and solutions for Companies;

h) to identify opportunities and classify solutions to be developed together with the Products and Services Engineering for corporate customers;

i) to coordinate interfaces in the development and implementation of the solutions proposed for Companies;

j) to define sale targets by segment, product, channel, region, seller;

k) to monitor the sales performance by segment, product, channel, region, seller;

l) to support the marketing department in the definition of portfolio of phone sets;

m) to prepare and manage commercial agreements; and

n) to train and support the sales team.

III - EXECUTIVE VICE-PRESIDENT FOR FINANCE, PLANNING AND CONTROL:

a) to identify political, economic, social and technological scenarios and monitor the share market;

b) to define macro-guidelines for the strategic plan and indicators to be controlled;

c) to support the Executive Committees in the preparation of the strategic plan, consolidate it and submit it to the Executive Committee;

d) to carry out market and/or economic feasibility studies requested by other departments;



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e) to identify and evaluate business opportunities, evaluate purchase and partnership opportunities;

f) to implement approved projects (project management);

g) to develop a relationship strategy and interact with market entities and shareholders performing Investor Relations duties, to give information to the investing public, to the CVM (Securities Commission) and the entities with which the company shall have its securities listed and keep the company's registration updated;

h) to define and manage the company's financial structure;

i) to structure investments, make investments and raise funds;

j) to manage credit and financial risk (hedging);

k) to coordinate the daily management of cash flow (accounts payable and receivable);

l) to define accounting policies and criteria and prepare management accounting reports and reports for the market;

m) to define and manage the chart of accounts and maintain the database;

n) to analyze, conciliate and close the accounts;

o) to define and follow up on financial-economic indicators;

p) to prepare financial analysis for decision taking;

q) to monitor revenue assurance;

r) to prepare, conciliate and follow up on the budget.

IV - VICE-PRESIDENT FOR TECHNOLOGY AND NETWORKS:

a) to coordinate the strategy for network technological evolution, development and growth;

b) to plan, size and develop the cellular radio network, switching, interconnection and service platforms;

c) to program and coordinate the projects;

d) to deploy the service platform-related projects;

e) to guarantee the implementation in accordance with the project specifications;

f) to monitor network management centers, platforms and information systems;

g) to monitor the global performance of the network;

h) to manage CGRs and service platforms;

i) to manage the traffic;

j) to monitor signalling and roaming systems;

k) physical and logical security of the network;

l) to deploy network projects;



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m) to manage the network performance and service platforms;

n) to provide for preventive and corrective maintenance of the network elements and platform;

o) to manage the quality of the service suppliers; and

p) to carry out projects for the optimization of the network.

V - EXECUTIVE VICE-PRESIDENT FOR MARKETING AND INNOVATION:

a) to define a marketing strategy and plan for all market segments;

b) to give support to the company in collecting information on customers, bidding, products and offers;

c) to harmonize offers among the transactions;

d) to manage the life cycle of products and services;

e) to identify opportunities/needs for innovation and classify the development of new products and services;

f) to classify new sale networks (in coordination with sales);

g) to manage the segments, develop and implement a strategy to promote customer acquisition, loyalty and retention;

h) to develop and implement offers, goods and services based on the needs of each segment so as to comply with the demands of its internal customers;

i) to harmonize the form of the local Marketing activity;

j) to plan the needs, kinds and types of terminals and accessories (together with the Sales);

k) to develop and implement national and regional promotions;

l) to develop and implement advertising strategy and trademark management;

m) to develop and implement national and regional advertising campaigns;

n) to coordinate the participation and organization of the Company's marketing events.

VI - VICE-PRESIDENT FOR COMPLIANCE AND INSTITUTIONAL RELATIONS:

a) to monitor the regulation environment;

b) to implement relationship and negotiation with the regulating agencies;

c) to prepare the documentation concerning regulating issues;

d) to officialize and publish indicators with Anatel;

e) to internally disclose substantial regulating issues;

f) to have relationships with outside entities;

g) to make contributions to public consultations;

h) to review advertising material;



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i) to negotiate agreements and interconnection and interlink tariffs;

j) to manage interconnection agreements;

k) to plan the network optimization, analysis and proposals of cost optimization;

l) to make interface with the Network to make the optimization of the network and performance of improvements feasible; and

m) to define guidelines for the control of interconnection traffic performed by Billings.

VII - VICE-PRESIDENT FOR INFORMATION TECHNOLOGY AND PRODUCTS AND SERVICES
ENGINEERING:

a) to develop/foment the data business;

b) to develop technical design and test voice and/or data goods and services to be launched in the market;

c) to coordinate the implementation of voice and/or data goods and services with the technical and commercial areas;

d) to specify and make interface with platforms of goods and services in IS;

e) to identify and control technical options and suppliers available for terminals and accessories;

f) to coordinate implementation activities and test of new terminals and accessories;

g) to establish the strategy for information system and the respective systems plan;

h) to give support to the respective procedure damages in the preparation and implementation of projects of business and corporate systems development;

i) to manage the operationalization of systems and infra-structure and coordinate the integration of systems and platforms;

j) to manage production environments;

k) to give corrective and preventive maintenance of the systems, applications, platforms and equipment;

l) to coordinate the supervision of service providers;

m) to supply help desk service;

n) to guarantee the implementation, maintenance and improvement of procedures;
and

o) to manage total quality programs.

VIII - VICE-PRESIDENT FOR CUSTOMERS:

a) to perform customer acknowledgment management;

b) to develop pricing and customer profitability analyses and guidelines;

c) to define criterion and tools for the development of CRM and billing systems;

d) to undertake and develop functional ownership of database and data care;

e) to be in charge of individual or corporate call center and data and wireless services;



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f) to operationalize the call center for retention, loyalty, acquisition and recovery of customers;

g) to be in charge of back office and resale call center;

h) to control the call center traffic and collect information for the database;

i) to plan alternative channels (hot line, URA, fax, SMS, self-service, Internet);

j) to manage the billings and fraud control;

k) to define managing ruler of the collection procedure and coordination of credit limit.

                                    CHAPTER V

                                 AUDIT COMMITTEE

ARTICLE 27. The Audit Committee shall operate on a permanent basis.

ARTICLE 28. The Audit Committee shall comprise at least three (3) and at most five (5) members and an equal number of alternate members, either shareholders or not, elected by the General Shareholders' Meeting, with due regard to the provisions in Paragraph 4 under Article 161 of Law 6404/76.

PARAGRAPH ONE - The members of the Audit Committee shall be elected for a term of office of one year, which shall be deemed as the period of time between two Regular General Shareholders' Meeting, reelection being permitted.

PARAGRAPH TWO - During the first meeting of the Audit Committee, its members shall elect a President, who shall be in charge of implementing the resolutions and/or guidelines set forth by the Committee.

PARAGRAPH THREE - The Audit Committee may request from the Company that qualified personnel be appointed to perform secretarial functions and provide technical support.

ARTICLE 29. The Audit Committee shall meet on a regular basis, once every three months, and on a special basis, whenever necessary.

PARAGRAPH ONE - The meetings shall be called by the Chairman of the Board of Directors or by any of the members of the Committee.

PARAGRAPH TWO - Regardless of any formal procedure, any meeting of the Audit Committee attended by all its members shall be deemed as a regular meeting.

PARAGRAPH THREE - Resolutions by the Committee are made by majority of votes, provided that a majority of its members is present to the meeting.

ARTICLE 30. The members of the Audit Committee shall be replaced, in their absence or impediment, by their respective alternate members.

ARTICLE 31. In the event of a vacancy in the Audit Committee, the position shall be filled by the corresponding alternate member; should there be no alternate member, the next General Shareholders' Meeting will elect a member for the vacant position.

ARTICLE 32. The remuneration of the members of the Audit Committee will be defined by the Ordinary General Shareholders' Meeting electing them, according to the provisions under Paragraph Three of Article 162 of Law 6404/76.

PARAGRAPH ONE - The remuneration shall be paid in the same manner and at the same periods as the remuneration of the Executive Committee;



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PARAGRAPH TWO - Any alternate member acting in substitution of the effective member shall be entitled to the remuneration of a effective member as long as such substitution occurs, on a monthly basis.

                                   CHAPTER VI

                      FISCAL YEAR AND FINANCIAL STATEMENTS

ARTICLE 33. The fiscal year shall have twelve (12) months, starting on January 01 of each year and ending on the last day of December.

ARTICLE 34. The Management bodies of the Company shall present to the General Shareholders' Meeting, together with the financial statements, a proposal for allocation of the net profit of the year.

PARAGRAPH ONE - The net profit shall be allocated as follows:

I - five percent (5%) for the legal reserve, up to twenty percent (20%) of the total paid-in capital stock;

II -twenty-five percent (25%) of the net profit adjusted in conformity with Amendments II and III of Article 202 of Law 6404/76 will necessarily be distributed as minimum mandatory dividend to all shareholders, with due regard to the provisions in the following Article, and such amount shall be increased up to the necessary amount for payment of the priority dividend of the preferred shares;

PARAGRAPH TWO - The balance of the net profit not allocated to the payment of the minimum mandatory dividend or to the priority dividend of the preferred shares will be allocated according to the decision of the General Shareholders' Meeting.

PARAGRAPH THREE - The Board of Directors may, after a proposal is set forth by the Executive Committee, authorize the distribution of interim dividends to the account of the period's profit, retained earnings or profit reserve, with due regard to the provisions in Article 204 and paragraphs thereof of the Brazilian Corporations Act.

ARTICLE 35. The value corresponding to the minimum mandatory dividend shall be preferentially directed to pay the priority dividend of the preferred shares up to the preference limit; subsequently, the holders of common shares will be paid up to the same limit of the preferred shares; the remaining balance, if any, shall be apportioned to all shares, on equal conditions.

PARAGRAPH ONE - The management bodies of the Company may pay or credit interest on own capital in compliance with Paragraph 7 under Article 9 of Law 9249, enacted on December 26, 1995, and applicable laws and regulations, up to the limit of the minimum mandatory dividends provided for in Article 202 of Law 6404/76, which shall be imputed to those same dividends, even when included in the minimum dividend of the preferred shares.

PARAGRAPH TWO - Dividends unclaimed for three (3) years after the decision of their distribution shall forfeit to the Company's benefit.

                                   CHAPTER VII

                               COMPANY LIQUIDATION

ARTICLE 36. The Company shall be liquidated in the cases provided for by law or by decision of the Shareholders' Meeting, which shall determine the form of liquidation, appoint the liquidator, and convene the Audit Committee for the liquidation period, electing its members and setting their corresponding compensation.

                                  CHAPTER VIII

                                  MISCELLAENOUS

ARTICLE 37. The approval, by the Company, through its representatives, of merger, spin-off, consolidation or dissolution of its controlled companies shall be preceded by an economic-financial analysis carried out by an independent, internationally renowned firm, confirming that equitable treatment is awarded to all the interested companies, the shareholders of which will have full access to the mentioned analysis report.

                          Brasilia-DF, April 29, 2003.

                        SERGIO ASSENCO TAVARES DOS SANTOS
                             Chief Executive Officer